Exhibit 10.3
Prepared By, Recording
Requested By And When
Recorded Return To:
Proskauer Rose llp
2049 Century Park East
Suite 3200
Los Angeles, California 90067
Attention: Neil Cummings, Esq.
REAL ESTATE MORTGAGE, ASSIGNMENT OF RENTS,
SECURITY AGREEMENT AND UCC FIXTURE FILING
THIS INSTRUMENT is a Real Estate Mortgage, Assignment of Rents, Security Agreement and UCC Fixture Filing (“Mortgage”) made and delivered by RENTECH ENERGY MIDWEST CORPORATION, a Delaware corporation (“Mortgagor”), to CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Collateral Agent (herein, together with its successors and assigns, called the “Mortgagee”).
WHEREAS, Mortgagor has concurrently herewith executed and delivered to Mortgagee a Credit Agreement (as amended, modified, amended and restated, replaced, refinanced or otherwise supplemented from time to time, the “Loan Agreement”) pursuant to which the Lenders named therein have agreed to extend loans to Mortgagor in the aggregate principal amount of up to $150,000,000 (“Loans”) bearing interest and payable in the amounts and at the times set forth in the Loan Agreement; and
WHEREAS, the Loans, the undertakings by Mortgagor in this instrument and the Loan Agreement, any and all other sums (including, without limitation, any Incremental Loans (as defined in the Loan Agreement) outstanding from time to time) which may at any time be due, owing or required to be paid as herein or in the Loan Agreement provided, and any other Obligations (as defined in the Guarantee and Collateral Agreement, dated on or around the date hereof (the “Guarantee and Collateral Agreement”)), among Mortgagor, the affiliates of Mortgagor party thereto, and Mortgagee, as such agreement may be amended, modified, amended and restated, replaced, refinanced or otherwise supplemented from time to time) are herein called “Indebtedness Hereby Secured.”
NOW, THEREFORE:
TO SECURE the payment and performance of Indebtedness Hereby Secured and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, Mortgagor does hereby MORTGAGE, WARRANT, GRANT, BARGAIN, SELL, ASSIGN, TRANSFER, PLEDGE, GRANT A SECURITY INTEREST IN, CONVEY and SET OVER to Mortgagee for the ratable benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement) the real estate described in Exhibit A (“Real Estate”) together with the property mentioned in the next succeeding paragraphs (collectively “Premises”).

TOGETHER with and including within the term “Premises” as used herein any and all equipment, personal property, improvements, buildings, structures, easements, fixtures, privileges, reservations, appurtenances, rights and estates in reversion or remainder, rights in or to adjacent sidewalks, alleys, streets and vaults, and any and all rights and interests of every name and nature now or hereafter owned by Mortgagor, forming a part of and/or used in connection with the Real Estate and/or the operation and convenience of the buildings and improvements now or hereafter located thereon.
AND TOGETHER with a security interest in (by way of enumeration but without limitation) all personal property, furniture, furnishings and equipment used in connection with the existence and operation of the Real Estate or furnished by Mortgagor to tenants thereof, all building materials located at the Real Estate and intended to be incorporated in improvements now or hereafter to be constructed thereon, whether or not incorporated therein, machines, machinery, fixtures, apparatus, equipment and articles used to supply heating, gas, electricity, air conditioning, water, light, power, sprinkler protection, waste removal, refrigeration and ventilation, and all floor coverings, screens, storm windows, blinds, awnings; in each case now or hereafter placed in, on or at the Real Estate and all additions and accessions and all proceeds of all of the foregoing. All of the foregoing shall hereinafter be referred to as “Personal Property.” The enumeration of any specific articles of Personal Property shall in no way exclude or be held to exclude any items of property not specifically enumerated.
AND TOGETHER with all of the rents, income, receipts, revenues, issues and profits thereof and therefrom; and all of the land, estate, property and rights hereinabove described and hereby conveyed and intended so to be, whether real, personal or mixed, and whether or not affixed or annexed to the Real Estate are intended to be as a unit and are hereby understood, agreed and declared to form a part and parcel of the Premises and to be appropriated to the use of the Premises and for the purposes hereof shall be deemed to be real estate mortgaged and warranted hereby.
AND TOGETHER with all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Real Estate into cash or liquidated claims, including proceeds of insurance maintained by Mortgagor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Real Estate, unearned premiums on policies of fire and other insurance maintained by Mortgagor covering any interest in the Real Estate or required by the Indenture.
TO HAVE AND TO HOLD all and sundry of the Premises hereby mortgaged and warranted or intended so to be, together with the rents, issues and profits thereof, unto Mortgagee forever, free from all rights and benefits under and by virtue of the homestead exemption laws of the State of Illinois (which rights and benefits are hereby expressly released and waived), for the uses and purposes herein set forth, together with all right to retain possession of the Premises after any default in the payment of all or any part of the Indebtedness Hereby Secured, or the breach of any covenant or agreement herein contained, or upon the occurrence of any Event of Default as hereinafter defined.
PROVIDED, that if all Indebtedness Hereby Secured shall be duly and punctually paid and all terms, provisions, conditions and agreements herein contained on the part of Mortgagor to be performed or observed shall be strictly performed and observed, then this Mortgage and the estate, right and interest of Mortgagee in the Premises shall cease and be of no effect.

AND IT IS FURTHER AGREED THAT:
1. Payment of Indebtedness. Mortgagor will promptly pay the principal and interest on the Loans in the amounts and at the times set forth in the Loan Agreement, and all other Indebtedness Hereby Secured, as the same become due, and will duly perform and observe all of the covenants, agreements and provisions herein and in the Loan Agreement required.
2. Maintenance, Repair, Restoration, Prior Liens, Parking, Etc. Mortgagor will (a) subject to the requirements of Sections 5 through 7 below, as applicable, promptly construct, repair, restore and rebuild any buildings or improvements now or hereafter on the Premises or Personal Property used on or in connection with the Real Estate which may become damaged or be destroyed whether or not proceeds of insurance are available or sufficient for the purpose; (b) keep the Premises and Personal Property in good condition and repair, without waste, and free from mechanics’, materialmen’s or like liens or claims or other liens or claims for lien; (c) pay, when due, any indebtedness which may be secured by a lien or charge on the Premises or Personal Property superior to the lien hereof, and upon request exhibit satisfactory evidence of the discharge of such prior lien to Mortgagee; (d) subject to the requirements of Sections 5 through 7 below, as applicable, complete, within a reasonable time, any building or buildings now or at any time in the process of erection upon the Premises; (e) comply with all requirements of law, municipal ordinances or restrictions and covenants of record with respect to the Premises and Personal Property and the use thereof; (f) make no material alterations in the Premises, except as permitted by the Loan Agreement or required by law or municipal ordinance without Mortgagee’s prior written consent, which may be given or withheld in its reasonable discretion; (g) make or permit no change in the general nature of the occupancy of the Premises without Mortgagee’s prior written consent, which may be given or withheld in its reasonable discretion; provided that Mortgagee hereby consents to (1) the execution and delivery by Mortgagor, as landlord, and Community Synergies LLC, as tenant (“CS LLC”) of an operating lease (the “CS Lease”) of a portion of the Premises for the use by CS LLC for, among other things, the purchase of carbon dioxide from Mortgagor and the use of such carbon dioxide to grow algae in CS LLC’s proprietary algae photobioreactors to be located on the leased portion of the Premises, and otherwise on terms not materially different from those set forth in a schedule disclosed to the Mortgagee prior to the date hereof, and (2) to the extent covering a lawfully leased parcel of real property under applicable law, the execution and delivery by Mortgagor, as landlord, and a third-party farming tenant of an agricultural lease encumbering approximately twenty (20) acres of the Property on the easternmost portion thereof (the “Agricultural Lease”) for the use by such third-party tenant for agricultural purposes and otherwise on terms not materially different from those set forth in a schedule disclosed to the Mortgagee prior to the date hereof; (h) pay all operating costs of the Premises; (i) not initiate nor acquiesce in any zoning reclassification with respect to the Premises without Mortgagee’s prior written consent, which may be given or withheld in its reasonable discretion; provided that Mortgagee hereby consents to Mortgagor seeking, and obtaining, a rezoning classification for the Premises that would permit Mortgagor to conduct its operations on the Premises as of right rather than as a permitted nonconforming use under applicable laws and (j) provide, improve, grade, surface and thereafter maintain, clean and repair any sidewalks, aisles, streets, driveways and sidewalk cuts and paved areas for parking and for ingress, egress and right-of-way to and from the adjacent public thoroughfares necessary or desirable for the use thereof; and reserve and use all such areas solely and exclusively for the purpose of providing parking, ingress and egress for tenants or invitees of tenants of the Premises; and Mortgagor will not reduce, build upon, obstruct, redesignate or relocate any such areas or rights-of-way or lease or grant any rights to use the same to any person except tenants and invitees of tenants of the Premises without prior written consent of Mortgagee. Concurrently with the execution and delivery of each of the CS Lease and the Agricultural Lease, Mortgagor shall execute and deliver, and shall cause the tenant under the CS Lease or the Agricultural Lease, as applicable, to execute and deliver, a subordination, non-disturbance and attornment agreement with respect to the CS Lease or the Agricultural Lease, as applicable, in form and substance acceptable to Mortgagee.

3. Taxes. Mortgagor will pay all general and special taxes, assessments, water charges, sewer charges, and other fees, taxes, charges and assessments of every kind and nature whatsoever (all herein generally called “Taxes”) assessed against or applicable to the Premises, the Personal Property or any interest therein as required by the Loan Agreement.
4. Insurance Coverage. Mortgagor will keep insured all buildings and improvements on the Premises and all Personal Property as required by the Loan Agreement.
5. Proceeds of Insurance. Mortgagor will promptly give Mortgagee notice of damage or destruction to the Premises, and:
In case of loss to the Premises covered by a policy of insurance (“Insured Casualty”), Mortgagee, or the purchaser at a foreclosure sale, without the consent of Mortgagor, may settle and adjust any claim with the insurance company or companies on the amount to be paid upon the loss; provided however, if (i) there are no existing Events of Default (as hereafter defined) and (ii) the Insured Casualty is not a Material Casualty Event, Mortgagor may itself adjust losses subject to the consent of Mortgagee. Subject to the Loan Agreement, Mortgagee is hereby authorized to collect and receive any such insurance proceeds. Mortgagor shall turn over to Mortgagee any insurance proceeds of (i) an Insured Casualty (other than a Material Casualty Event) which proceeds, individually or in the aggregate, exceed $1,500,000, or (ii) a Material Casualty Event, in each case substantially simultaneously with (and in any event not later than the third Business Day next following) receipt thereof by Mortgagor.
Expenses incurred by Mortgagee in adjustment and collection of insurance proceeds shall be additional Indebtedness Hereby Secured, and shall be reimbursed to Mortgagee upon demand. Mortgagor hereby grants to Mortgagee for the ratable benefit of the Secured Parties a security interest in all such insurance proceeds.
Mortgagee, in its sole discretion, may, subject to Section 6 and the provisions of the Loan Agreement, (i) apply the proceeds of insurance consequent upon any Insured Casualty to the Indebtedness Hereby Secured in such order or manner as Mortgagee may elect or (ii) unless the Insured Casualty is the result of a Material Casualty Event, make the proceeds available to Mortgagor for the restoration, repairing, replacing or rebuilding of the Premises.
In the event proceeds of insurance of an Insured Casualty shall be made available to Mortgagor, pursuant to Section 6(a) or Section 6(b), for the restoring, repairing, replacing or rebuilding of the Premises, Mortgagor covenants to restore, repair, replace or rebuild the same to be of substantially the same character as prior to such damage or destruction; all to be effected in accordance with plans and specifications to be first submitted to and approved by Mortgagee, which approval may be given or withheld in its reasonable discretion. Mortgagor shall pay all costs of such restoring, repairing, replacing or rebuilding in excess of the proceeds of insurance.

6. Disbursement of Insurance Proceeds.
(a) If Mortgagee receives the insurance proceeds of an Insured Casualty (other than a Material Casualty Event), directly or as provided in Section 5 above, and such proceeds exceed $1,500,000 individually or in the aggregate such proceeds shall be (a) deposited and held in a blocked account that is a deposit account subject to a Deposit Account Control Agreement, in which Mortgagee holds a first priority security interest, subject, as to priority, only to non-consensual liens permitted under Section 6.02 of the Credit Agreement arising, and entitled to priority, by operation of law (a “Deposit Account”), and (b) disbursed from such Deposit Account at the written direction of the Mortgagee from time to time, pursuant to a construction escrow established with a title insurance company reasonably acceptable to Mortgagee, upon Mortgagee being furnished with (i) satisfactory evidence of the cost and time of completion of restoration, repair, replacement and rebuilding, (ii) funds sufficient, in addition to the proceeds of insurance, to complete the proposed restoration, repair, replacement and rebuilding, and (iii) such architect’s certificates, waivers of lien, contractor’s sworn statements and other evidences of cost and payment as Mortgagee may reasonably require and approve; provided that Mortgagee shall have the right to retain, at Mortgagor’s sole expense, a construction monitor (a “Construction Monitor”) reasonably satisfactory to Mortgagee in connection with Section 5, this Section 6 or Section 7. No payment made prior to the final completion of the restoration, repair, replacement or rebuilding shall exceed ninety percent (90%) of the value of the labor and material for work performed from time to time. Funds other than proceeds of insurance shall be disbursed prior to disbursement of insurance proceeds. At all times the undisbursed balance of the insurance proceeds held by Mortgagee, together with funds deposited or irrevocably committed to the satisfaction of Mortgagee by or on behalf of Mortgagor for the purpose, shall be at least sufficient, in the reasonable judgment of Mortgagee, to pay for the cost of completing the restoration, repair, replacement or rebuilding the Premises, free and clear of all liens or claims for liens. The interest earned on amounts in the Deposit Account shall inure to the benefit of, and any taxes payable with respect thereto shall be payable by, Mortgagor. Mortgagor shall pay all costs in connection with disbursement of funds pursuant to this Section 6(a).
(b) If Mortgagor or Mortgagee receives the insurance proceeds of an Insured Casualty (other than a Material Casualty Event) and such proceeds, individually and in the aggregate, are less than or equal to $1,500,000, then, if received by Mortgagee, Mortgagee shall promptly turn over such proceeds to Mortgagor and, in any event, such proceeds, together with any other necessary funds available to Mortgagor, shall be used by Mortgagor solely to complete, as soon as reasonably practicable, the proposed restoration, repair, replacement and rebuilding of the Premises, free and clear of all liens or claims for liens.
(c) Without limitation of any other provision of this Mortgage, Mortgagee shall be entitled to (i) consult with, and rely upon the advice of, the Construction Monitor, and (ii) consult with and rely on instructions from Required Lenders in accordance with Article VIII of the Loan Agreement, in each case in connection with this Section 6 and Section 5.

7. Condemnation.
(a) Mortgagor hereby (i) grants to Mortgagee, for the ratable benefit of the Secured Parties, a security interest in, and (ii) assigns, transfers and sets over unto Mortgagee the entire proceeds of, any award or claim for damages for any of the Premises taken or damaged under the power of eminent domain or by condemnation including damages to remainder (“Condemnation Proceeds”). Mortgagor shall turn over to Mortgagee any Condemnation Proceeds that (i) individually or in the aggregate, exceed $1,500,000 and are not the result of a Material Casualty Event, or (ii) are the result of a Material Casualty Event, in each case substantially simultaneously with (and in any event not later than the third Business Day next following) receipt thereof by Mortgagor. Except as hereinafter provided in this Section 7 or in the Loan Agreement, Mortgagee may apply the Condemnation Proceeds in reduction of Indebtedness Hereby Secured then most remotely to be paid, whether due or not; provided, however, that, unless such Condemnation Proceeds are the result of a Material Casualty Event, if in the judgment of Mortgagee the Premises can be restored or rebuilt to an economic unit not less valuable than prior to the condemnation, and adequately securing the outstanding balance of the Indebtedness Hereby Secured, Mortgagee may require Mortgagor to restore or rebuild the Premises; in which event, provided that there then exists no uncured Event of Default, the Condemnation Proceeds held by Mortgagee shall be used to reimburse Mortgagor for the cost of such rebuilding or restoring. If Mortgagor is permitted to rebuild or restore the Premises as aforesaid and the Condemnation Proceeds exceed $1,500,000 individually or in the aggregate, such rebuilding or restoration shall be effected in accordance with plans and specifications submitted to and approved in advance by Mortgagee (which approval may be given or withheld in its reasonable discretion) and the Condemnation Proceeds shall be paid out in the same manner as provided in Section 6(a) for the payment of insurance proceeds towards the cost of rebuilding or restoration. If the amount of Condemnation Proceeds is insufficient to cover the cost of rebuilding or restoration, Mortgagor shall pay such costs in excess of the Condemnation Proceeds before being entitled to reimbursement out of the Condemnation Proceeds. Subject to the provisions of the Loan Agreement, any surplus which may remain out of the Condemnation Proceeds after payment of such costs of rebuilding or restoration shall, at the option of Mortgagee, be applied on account of the Indebtedness Hereby Secured then most remotely to be paid or be paid to any other party entitled thereto. All Condemnation Proceeds turned over to Mortgagee pursuant to this Section 7(a), or received directly by Mortgagee, and not applied in reduction of Indebtedness Hereby Secured then most remotely to be paid shall be deposited into a Deposit Account. The interest earned on amounts in the Deposit Account shall inure to the benefit of, and any taxes payable with respect thereto shall be payable by, Mortgagor. Mortgagor shall pay all costs in connection with disbursement of funds pursuant to this Section 7(a).
(b) If Mortgagor receives Condemnation Proceeds that are not the result of a Material Casualty Event and such Condemnation Proceeds, individually and in the aggregate, are less than or equal to $1,500,000, such Condemnation Proceeds, together with any other necessary funds available to Mortgagor, shall be used by Mortgagor solely to complete, as soon as reasonably practicable, the proposed rebuilding or restoration of the Premises, free and clear of all liens or claims for liens and in accordance with plans and specifications submitted to and approved in advance by Mortgagee (which approval may be given or withheld in its reasonable discretion).
(c) Without limitation of any other provision of this Mortgage, Mortgagee shall be entitled to (i) consult with, and rely upon the advice of, the Construction Monitor, and (ii) consult with and rely on instructions from Required Lenders in accordance with Article VIII of the Loan Agreement, in each case in connection with this Section 7.
8. Stamp Tax. If any tax is due or becomes due in respect of the extension of the Loans, Mortgagor shall pay such tax in the manner required by such law.
9. Prepayment Privilege. Mortgagor may prepay the principal of the Loans at the times, to the extent and in the manner set forth in the Loan Agreement.

10. Effect of Extensions of Time, Amendments on Junior Liens and Others. If payment of the Indebtedness Hereby Secured, or any part thereof, be extended or varied, or if any part of the security be released, all persons now or at any time hereafter liable therefor, or interested in the Premises, shall be held to assent to such extension, variation or release and their liability, and the lien and all provisions hereof shall continue in full force and effect; the right of recourse against all such persons being expressly reserved by Mortgagee, notwithstanding any such extension, variation or release. Any junior mortgage, or other lien upon the Premises or any interest therein, shall be subject to the rights of Mortgagee to amend, modify and supplement this Mortgage, the Loan Agreement and any other Loan Document (as defined in the Loan Agreement) or any other document or instrument executed and delivered, or delivered, in connection therewith and the assignment of rents and security agreement contained herein, and to extend the maturity of the Indebtedness Hereby Secured, in each and every case without obtaining the consent of the holder of such junior lien and without the lien of this Mortgage, or any part thereof, losing its priority over the rights of any such junior lien.
11. Mortgagee’s Performance of Mortgagor’s Obligations. In case of an Event of Default, Mortgagee either before or after acceleration of the Indebtedness Hereby Secured or the foreclosure of the lien hereof and during the period of redemption, if any, may, but shall not be required to, make any payment or perform any act herein in any form and manner deemed expedient to Mortgagee. Mortgagee may, but shall not be required to, make full or partial payments of principal or interest on superior encumbrances, if any, and pay, purchase, discharge, compromise or settle any tax lien or other prior lien or title or claim thereof, redeem from any tax sale or forfeiture, contest any tax or assessment, and may, but shall not be required to, complete construction, furnishing and equipping of the improvements upon the Premises and rent, operate and manage the Premises and the Personal Property and pay operating costs and expenses, including management fees, of every kind and nature in connection therewith, so that the Premises shall be operational and usable. The amount of all monies paid for any of the purposes herein authorized, and all expenses paid or incurred in connection therewith, including attorneys’ fees and monies advanced to protect the Premises and the lien hereof, shall be additional Indebtedness Hereby Secured, whether or not they exceed the amount of the Loans, and shall become immediately due and payable without notice, and with interest thereon at the rate specified in Section 2.06 of the Loan Agreement (herein called the “Default Rate”). Inaction of Mortgagee shall never be considered as a waiver of any right accruing to it on account of any default on the part of Mortgagor. Mortgagee, in making any payment hereby authorized: (a) relating to taxes and assessments, may do so according to any bill, statement or estimate, without inquiry into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof; (b) for the purchase, discharge, compromise or settlement of any other superior lien, may do so without inquiry as to the validity or amount of any claim for lien which may be asserted; or (c) in connection with the completion of construction, furnishing or equipping of the Premises, the rental, operation or management of the Premises or the payment of operating costs and expenses thereof may do so in such amounts and to such persons as Mortgagee may deem appropriate and may enter into such contracts therefor as Mortgagee may deem appropriate or may perform the same itself.
12. Inspection of Premises. Mortgagee may inspect the Premises at all reasonable times and shall have access thereto permitted for that purpose as set forth in the Loan Agreement.

13. Restrictions on Transfer. It shall be an immediate Event of Default and default hereunder if, without the prior written consent of Mortgagee:
(a) Mortgagor shall create, effect, lease, contract or consent to or shall suffer or permit any conveyance, sale, encumbrance, lien or alienation of the Premises or any part thereof or interest therein, except for (i) liens permitted under Section 6.02 of the Loan Agreement, (ii) to the extent not prohibited under the Loan Agreement, sales or other dispositions of any equipment or machinery constituting part of the Premises no longer useful in connection with the operation of the Premises, and (iii) to the extent not prohibited under the Loan Agreement, sales of inventory in the ordinary course of business; or
(b) If all or any part of the direct interest in Mortgagor or any of the beneficial interest in Mortgagor, or any successor-in-interest thereof shall be sold, assigned or transferred, or contracted to be sold, assigned or transferred without the prior consent of Mortgagee;
and in each case it shall be an Event of Default even though such conveyance, sale, assignment, encumbrance, lien or transfer is effected voluntarily or involuntarily, by operation of law or otherwise.
14. Events of Default. If any of the Events of Default set forth in the Loan Agreement or any other events of default hereunder (collectively herein called “Events of Default”) shall occur, then Mortgagee is authorized and empowered, at its option, without affecting the lien hereby created or the priority of said lien or any right of Mortgagee hereunder, to declare, without further notice all Indebtedness Hereby Secured immediately due and payable, whether or not such default be thereafter remedied by Mortgagor, and Mortgagee may immediately proceed to foreclose this Mortgage and to exercise any right, power or remedy provided by this Mortgage, the Loan Agreement, the Guarantee and Collateral Agreement, any other document securing the Loans or any other Loan Document (as defined in the Loan Agreement) or by law or in equity.
15. Foreclosure. When the Indebtedness Hereby Secured or any part thereof shall become due, by acceleration or otherwise, Mortgagee shall have the right to foreclose the lien hereof for the Indebtedness Hereby Secured or any part thereof. In any suit or proceeding to foreclose the lien hereof, there shall be allowed and included as additional indebtedness in the decree for sale, all expenditures and expenses which may be paid or incurred by or on behalf of Mortgagee for attorneys’ fees, appraisers’ fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs and costs (which may be estimated as to items to be expended after entry of the decree) of procuring abstracts of title, title searches and examinations, title insurance policies, and similar data and assurances with respect to title to prosecute such suit or to evidence to bidders at sales, which may be had pursuant to such decree, the true conditions of the title to or value of the Premises. All expenditures and expenses in this Section mentioned and expenses and fees as may be incurred in the protection of said Premises and the maintenance of the lien of this Mortgage, including the fees of any attorney employed by Mortgagee in any litigation or proceedings affecting this Mortgage, the Loans or the Premises, including probate and bankruptcy proceedings, or in preparation for the commencement or defense of any proceeding or threatened suit or proceeding, shall be immediately due and payable by Mortgagor, with interest thereon at the Default Rate.

16. Receiver. Upon, or at any time after, the filing of a complaint to foreclose this Mortgage, the court may appoint a receiver of the Premises. Such appointment shall be made as provided before or after sale, without notice, without regard to solvency or insolvency of Mortgagor and without regard to the then value of the Premises or whether the same shall be then occupied as a homestead or not. Mortgagee or any holder of the Loans may be appointed as such receiver. Such receiver shall have the power to collect the rents, issues and profits of the Premises during the pendency of such foreclosure suit and, in case of a sale and a deficiency, during the full statutory period of redemption, if any, whether there be a redemption or not, as well as during any further times when Mortgagor, except for the intervention of such receiver, would be entitled to collection of such rents, issues and profits and all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of said period. The court may, from time to time, authorize the receiver to apply the net income from the Premises in his hands in payment in whole or in part of:
(a) the Indebtedness Hereby Secured or the indebtedness secured by any decree foreclosing this Mortgage, or any tax, special assessment or other lien which may be or become superior to the lien hereof or of such decree, provided such application is made prior to the foreclosure sale; or
(b) the deficiency in case of a sale and deficiency.
17. Insurance Upon Foreclosure. In case of an insured loss after foreclosure proceedings have been instituted, the proceeds of any insurance policies, if not applied (subject to Sections 5 and 6 hereof) in Mortgagee’s sole discretion to rebuilding or restoring the buildings or improvements, shall be used to pay the amount due in accordance with any decree of foreclosure and any balance shall be paid as the court may direct. In the case of foreclosure of this Mortgage, the court may provide in its decree that the decree creditor may cause a new loss payable clause to be attached to each casualty insurance policy making the proceeds payable to decree creditors. Any such foreclosure decree may further provide that in case of one or more redemptions under said decree, each successive redemptor may cause the preceding loss clause attached to each casualty insurance policy to be canceled and a new loss clause to be attached thereto, making the proceeds thereunder payable to such redemptor. In the event of foreclosure sale, Mortgagee is authorized, without the consent of Mortgagor, to assign any and all insurance policies to the purchaser at the sale or to take such other steps as Mortgagee may deem advisable to cause the interest of such purchaser to be protected by any of the said insurance policies.
18. Waiver of Reinstatement and Redemption Rights. To the full extent permitted by law, Mortgagor covenants and agrees that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any advantage of, any stay, exemption or extension law or any so-called “Moratorium Law” now or at any time hereafter in force, or claim, take or insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Premises, or any part thereof, prior to any sale or sales thereof to be made pursuant to any provisions herein contained, or to decree, judgment or order of any court of competent jurisdiction, or after such sale or sales claim exercise any rights under any statute now or hereafter in force to redeem the property so sold, or any part thereof, or relating to the marshalling thereof, upon foreclosure sale or other enforcement hereof. Mortgagor expressly waives any and all rights of reinstatement and redemption from sale under any order or decree of foreclosure of this Mortgage on its own behalf and on behalf of each and every person, excepting only decree or judgment creditors of Mortgagor acquiring any interest or title to the Premises subsequent to the date hereof, it being the intent hereof that any and all such rights of reinstatement and redemption of Mortgagor and of all other persons are and shall be deemed to be hereby waived to the full extent permitted by law. Mortgagor will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any right, power and remedy as though no such law or laws have been made or enacted.

19. Mortgagee-in-Possession. Nothing shall be construed as constituting Mortgagee a mortgagee-in-possession in the absence of actual taking of possession of the Premises by Mortgagee.
20. Mortgagee’s Right of Possession. Upon or at any time after filing a complaint to foreclose this Mortgage, the court may appoint Mortgagee as mortgagee-in-possession of the Premises. Mortgagor hereby waives any rights it may have to object to such appointment. Such appointment may be made before or after sale, without notice, without regard to the solvency or insolvency of Mortgagor and without regard to the then value of the Premises. Upon such appointment, Mortgagee shall be entitled to take actual possession of the Premises, or any part thereof, personally or by its agents or attorneys, and Mortgagor shall surrender such possession to Mortgagee, together with all documents, books, records, papers and accounts of Mortgagor as may be necessary or desirable in connection with the management and operation of the Premises. Mortgagee may exclude Mortgagor, its agents and servants wholly therefrom and may act as attorney in fact or agent of Mortgagor, or in its own name as Mortgagee, and under the powers herein granted, hold, operate, manage and control the Premises and conduct the business thereof in such manner as it deems proper or necessary to enforce the payment or security of the avails, rents, issues and profits of the Premises, including actions for the recovery of rent, actions in forcible detainer and actions in distress for rent, and with full power:
(a) to cancel or terminate any lease or sublease for any cause or on any grounds that would entitle Mortgagor to cancel the same;
(b) to elect or disaffirm any lease or sublease which is then subordinate to the lien hereof except to the extent proscribed by any non-disturbance agreement to which Mortgagee is a party;
(c) to extend or modify any then existing leases and to make new leases, which extensions, modifications and new leases may provide for terms to expire or for options to lessees to extend or renew terms to expire beyond the maturity date of the Indebtedness Secured Hereby and beyond the date of the issuance of a deed or deeds to a purchaser or purchasers at a foreclosure sale, it being understood and agreed that any such leases, and the options or other such provisions to be contained therein shall be binding upon Mortgagor and all persons whose interests in the Premises are subject to the lien hereof and upon the purchaser or purchasers at any foreclosure sale, notwithstanding any redemption from sale, discharge of the mortgage indebtedness, satisfaction of any foreclosure decree, or issuance of any certificate of sale or deed to any purchaser;
(d) to make all necessary or proper repairs, decorating, renewals, replacements, alterations, additions, betterments and improvements to the Premises as to it may seem judicious;
(e) to insure and reinsure the same and all risks incidental of Mortgagee’s possession, operation and management thereof;
(f) to receive all of such avails, rents, issues and profits hereby granting full power and authority to exercise each and every of the rights, privileges and powers herein granted at any and all times hereafter, without notice to Mortgagor. Mortgagee shall not be obligated to perform or discharge, nor does it hereby undertake to perform or discharge, any obligation, duty or liability under any leases. Mortgagor shall and does hereby agree to indemnify and hold Mortgagee harmless of and from any and all liability, loss or damage which it may or might incur under said leases or under or by reason of the assignment thereof and of and from any and all claims and demands whatsoever which may be asserted against it by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in said leases. Should Mortgagee incur any such liability, loss or damage, under said leases or under or by reason of the assignment thereof, or in the defense of any claims or demands, the amount thereof, including costs, expenses and reasonable attorneys’ fees, shall constitute Indebtedness Hereby Secured and Mortgagor shall reimburse Mortgagee therefor immediately upon demand; and

(g) to use and apply the avails, rents, issues, profits and proceeds of the Premises in payment of or on account of the following, in such order as Mortgagee may determine in its sole discretion:
(i) to the payment of the operating expenses of the Premises, including cost of management and leasing thereof (which shall include reasonable compensation to Mortgagee and its agent or agents if management be delegated to an agent or agents, and shall also include lease commissions and other compensation and expenses of seeking and procuring tenants and entering into leases), established claims for damages, if any, and premiums on insurance hereinabove authorized;
(ii) to the payment of taxes and special assessments now due or which may hereafter become due on the Premises; and, if this is a leasehold mortgage, of all rents due or which may become hereafter due under the underlying lease;
(iii) to the payment of all repairs, decorating, renewals, replacements, alterations, additions, betterments and improvements of the Premises, including but not limited to the cost from time to time of installing or replacing refrigeration and gas or electric stoves therein, and of placing the Premises in such condition as will, in the judgment of Mortgagee, make it readily rentable; and
(iv) to the payment in full of any Indebtedness Hereby Secured (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Indebtedness Hereby Secured owed to them on the date of any such application).
21. Title in Mortgagor’s Successors. If ownership of the Premises becomes vested in a person or persons other than Mortgagor, Mortgagee may, without notice to Mortgagor, deal with such successor or successors in interest of Mortgagor with reference to this Mortgage and the Indebtedness Hereby Secured in the same manner as with Mortgagor. Mortgagor shall give immediate written notice to Mortgagee of any conveyance, transfer or change of ownership of the Premises. Nothing in this Section shall vary or negate the provisions of Section 13 hereof.
22. Assignment of Rents, Issues and Profits.
(a) Assignment. Mortgagor hereby assigns and transfers to Mortgagee for the ratable benefit of the Secured Parties all the rents, issues and profits of the Premises and all present and future leases upon all or any part of the Premises and any and all extensions and renewals thereof (“Leases”) and all security deposits or interest therein now or hereafter held by Mortgagor, and hereby gives to and confers upon Mortgagee the right, power and authority to collect such rents, issues and profits. Mortgagor irrevocably appoints Mortgagee its true and lawful attorney-in-fact, at the option of Mortgagee at any time and from time to time, to demand, receive and enforce payment, to give receipts, releases and satisfactions, and to sue in the name of Mortgagor or Mortgagee for all such rents, issues and profits and apply the same to the indebtedness secured hereby. The assignment of the rents, issues and profits of the Premises in this Section is intended to be an absolute assignment from Mortgagor to Mortgagee and not merely the passing of a security interest.

(b) Mortgagor’s Representations. Mortgagor represents that: (i) it has made no prior assignment or pledge of the rents assigned hereby or of Mortgagor’s interest in any of the Leases; (ii) to the best of Mortgagor’s knowledge no default exists in any of the Leases; (iii) to the best of Mortgagor’s knowledge none of the Leases have been modified; and (iv) no prepayment of any installment of rent for more than one (1) month due under any of the Leases has been received by Mortgagor.
(c) Negative Covenants of Mortgagor. Mortgagor will not, without Mortgagee’s prior written consent, which may be given or withheld in its sole discretion: (i) execute an assignment or pledge of the rents from the Premises or any part thereof or of Mortgagor’s interest in any of the Leases; (ii) terminate or consent to the cancellation or surrender of any of the Leases except in the ordinary course of business; (iii) modify, extend or otherwise alter the terms of any of the Leases except in the ordinary course of business; (iv) accept prepayments more than one month in advance of any installments of rents to become due under any of the Leases; or (v) execute any lease of all or any portion of the Premises except for actual occupancy by the lessee thereunder.
(d) Affirmative Covenants of Mortgagor. Mortgagor at its sole cost and expense will (i) at all times promptly and faithfully abide by, discharge or perform all of the covenants, conditions and agreements contained in the Leases; (ii) enforce or secure the performance of all of the covenants, conditions and agreements of the Leases on the part of the lessees to be kept and performed; (iii) appear in and defend any action or proceeding arising under, growing out of or in any manner connected with the Leases or the obligations, duties or liabilities of Mortgagor, as lessor, and of the lessees thereunder, and pay all reasonable costs and expenses of Mortgagee, including reasonable attorneys’ fees, in any such action or proceeding in which Mortgagee may appear; (iv) transfer and assign to Mortgagee any and all Leases subsequently entered into, which shall be made upon the same or substantially the same terms and conditions (at current market rates) as contained in the Leases presently in effect, and make, execute and deliver to Mortgagee upon demand any and all instruments required to effectuate said assignment; (v) furnish to Mortgagee, within ten (10) days after a request by Mortgagee to do so, a written statement containing the names of all lessees of the Premises or any part thereof, the terms of their respective Leases, the spaces occupied and the rentals payable thereunder as to Leases in which Mortgagor has an interest; (vi) use, within five (5) days of the demand therefor by Mortgagee, commercially reasonable efforts to request from any lessee under any of the Leases a certificate with respect to the status thereof as to Leases in which Mortgagor has an interest; and (vii) furnish Mortgagee promptly with copies of any notices of default which Mortgagor may at any time forward to any lessee of the Premises or any part thereof.
(e) Defeasance. Until an Event of Default, Mortgagee hereby grants Mortgagor a revocable license to collect upon, but not prior to accrual, all rents, issues, profits and advances from the Premises and to retain, use and enjoy the same. Upon the occurrence of an Event of Default under this Mortgage or the Loan Agreement, such license shall be automatically revoked.

23. Collection Upon Default.
(a) Upon the occurrence and during the continuance of any Event of Default, Mortgagee, but without obligation so to do and without releasing Mortgagor from any obligation hereof, may make or do the same in such manner and to such extent as Mortgagee may deem necessary to protect the security hereof, including specifically, without limiting its general powers, the right to appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Mortgagee, and also the right to perform and discharge each and every obligation, covenant and agreement of Mortgagor in the Leases contained, and in exercising any such powers to incur and pay necessary and reasonable costs and expenses, including reasonable attorneys’ fees, all at the expense of Mortgagor.
(b) Mortgagee shall not be obligated to perform or discharge, nor does it hereby undertake to perform or discharge, any obligation, duty or liability under the Leases or under or by reason of this assignment. Mortgagor shall and does hereby agree to indemnify and hold Mortgagee harmless of and from any and all liability, loss or damage which it may or might incur under the Leases or under or by reason of this Mortgage and of and from any and all claims and demands whatsoever which may be asserted against it by reason of any alleged obligations or undertaking on its part to perform or discharge any of the terms, covenants or agreements contained in the Leases. Should Mortgagee incur any such liability, loss or damage under the Leases or under or by reason of this assignment or in the defense of any such claims or demands, the amount thereof, including reasonable costs, expenses and reasonable attorneys’ fees shall be secured hereby, and Mortgagor shall reimburse Mortgagee therefor with interest at the Default Rate immediately upon demand.
(c) A demand on any lessee by Mortgagee for the payment of the rent on any Event of Default claimed by Mortgagee shall be sufficient warrant to the lessee to make future payment of rents to Mortgagee without the necessity for further consent by Mortgagor, and any person may and is hereby authorized to rely thereon.
(d) To the extent that Mortgagor has the right to so do, Mortgagor does further specifically authorize and instruct each and every present and future lessee of the whole or any part of the Premises to pay all unpaid rental agreed upon in any tenancy to Mortgagee upon receipt of demand from Mortgagee to pay the same, and Mortgagor hereby waives the right, claim or demand it may now or hereafter have against any such lessee by reason of such payment of rental to Mortgagee or compliance with other requirements of Mortgagee pursuant to this assignment. Mortgagee shall make a demand on such lessees only after an Event of Default.
(e) Upon the occurrence and during the continuance of an Event of Default, Mortgagee may, without further notice, either in person or by agent with or without bringing any action or proceeding, or by a receiver to be appointed by a court, and, either with or without taking possession of the Premises, in the name of Mortgagor or in its own name sue for or otherwise collect and receive such rents, issues, profits and advances, including those past due and unpaid, and apply the same, less reasonable costs and expenses of operation and collection, including, but not being limited to, reasonable attorneys’ fees, management fees and broker’s commissions, upon any Indebtedness Secured Hereby, and in such order as Mortgagee may determine. Mortgagee reserves, within its own discretion, the right to determine the method of collection and the extent to which enforcement of collection of delinquent rents shall be prosecuted and shall not be accountable for more monies than it actually receives from the Premises. The entering upon and taking possession of the Premises or the collection of such rents, issues, profits and advances, and the application thereof, as aforesaid, shall not cure or waive any default hereunder and Mortgagee may continue to so possess and collect even after any such default has been cured. Mortgagor agrees that it will facilitate in all reasonable ways Mortgagee’s collection of said rents, and will, upon request by Mortgagee, promptly execute a written notice to each lessee directing the lessee to pay rent to Mortgagee.

24. Security Agreement. This instrument constitutes a Security Agreement as that term is used and defined in the Uniform Commercial Code in Illinois (the “Code”) and shall also serve as a grant of security interest of the Personal Property provided herein. Mortgagor fully authorizes Mortgagee to file or cause to be filed such UCC Financing Statements as are requested by Mortgagee, and does further authorize Mortgagee to file or cause to be filed from time to time thereafter such additional Financing Statements and Continuation Statements as Mortgagee may request. All of Mortgagor’s right, title and interest in the Personal Property is hereby assigned to Mortgagee for the ratable benefit of the Secured Parties to secure the payment of the Indebtedness Hereby Secured.
Mortgagor hereby makes the following representations, warranties and covenants regarding the Personal Property:
(a) the Personal Property is bought or used primarily for business use;
(b) the Personal Property (except for receivables and bank accounts) will be kept at the Premises. Mortgagor will not remove the Personal Property from the Premises without the prior written consent of Mortgagee, which consent may be withheld in Mortgagee’s sole and absolute discretion, unless the Personal Property is obsolete, damaged, sold or disposed of in the ordinary course of business;
(c) except for the security interest granted hereby Mortgagor is the owner of the Personal Property free from any adverse lien, security interest or encumbrance other than liens permitted under Section 6.02 of the Loan Agreement; and Mortgagor will defend the Personal Property against all claims and demands of all persons at any time claiming the same or any interest therein;
(d) no Financing Statement covering any of the Personal Property or any proceeds thereof is on file in any public office, other than financing statements to be released by reason of payments to be made from disbursements of monies borrowed and secured hereby. Mortgagor shall immediately notify Mortgagee in writing of any change in name, address, identity or ownership structure from that shown in this Mortgage and shall also upon demand furnish to Mortgagee such further information and shall execute and deliver to Mortgagee such financing statements and other documents in form satisfactory to Mortgagee and shall do all such acts and things as Mortgagee may at any time or from time to time reasonably request or as may be necessary or appropriate to establish and maintain a perfected security interest in the Personal Property as security for the Indebtedness Hereby Secured, subject to no adverse liens or encumbrances other than liens permitted under Section 6.02 of the Loan Agreement; and Mortgagor will pay the cost of filing the same or filing or recording this Mortgage in all public offices wherever filing or recording is deemed by Mortgagee to be necessary or desirable. The original or a carbon, photographic or other reproduction of this Mortgage is sufficient as a financing statement;
(e) Mortgagor will not sell or offer to sell, assign, pledge, lease or otherwise transfer or encumber the Personal Property or any interest therein, unless such Personal Property is obsolete or is sold or disposed of in the ordinary course of business, or such sale, assignment, pledge, lease or other transfer or encumbrance is permitted under the Loan Agreement; and

(f) Mortgagor will keep the Personal Property free from any adverse lien, security interest or encumbrance (other than liens permitted under Section 6.02 of the Loan Agreement) and in good order and repair, ordinary wear and tear excepted, shall not waste or destroy the Personal Property or any part thereof, and shall not use the Personal Property in violation of any statute, ordinance or policy of insurance thereon. Mortgagee may examine and inspect the Personal Property at any reasonable time or times, on reasonable notice, wherever located.
Except upon the occurrence and during the continuance of an Event of Default, Mortgagor may have possession of the Personal Property and use it in any lawful manner not inconsistent with this Mortgage and not inconsistent with any policy of insurance thereon.
Upon the occurrence and during the continuance of an Event of Default (regardless of whether the Code has been enacted in the jurisdiction where rights or remedies are asserted) Mortgagee shall have the remedies of a secured party under the Code, including without limitation the right to take immediate and exclusive possession of the Personal Property, or any part thereof, and for that purpose may, so far as Mortgagor can give authority therefor, with or without judicial process, enter (if this can be done without breach of the peace), upon any premises on which the Personal Property or any part thereof may be situated and remove the same therefrom (provided that if the Personal Property is affixed to the Real Estate, such removal shall be subject to the conditions stated in the Code); and Mortgagee shall be entitled to hold, maintain, preserve and prepare the Personal Property for sale, until disposed of, or may propose to retain the Personal Property subject to Mortgagor’s right of redemption in satisfaction of Mortgagor’s obligations as provided in the Code. Mortgagee, without removal, may render the Personal Property unusable and dispose of the Personal Property on the Premises. Mortgagee may require Mortgagor to assemble the Personal Property and make it available to Mortgagee for possession at a place to be designated by Mortgagee which is reasonably convenient to both parties. Unless the Personal Property is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Mortgagee will give Mortgagor at least ten (10) days’ notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of reasonable notice shall be met if such notice is mailed, postage prepaid, to the address of Mortgagor shown in this Mortgage at least ten (10) days before the time of the sale or disposition. Mortgagee may buy at any public sale and if the Personal Property is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, he may buy at private sale. The net proceeds realized upon any such disposition, after deduction for the expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like and reasonable attorneys’ fees and legal expenses incurred by Mortgagee both before and after judgment, if any, shall be applied in satisfaction of the Indebtedness Hereby Secured (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of Indebtedness Hereby Secured owed to them on the date of any such application). Mortgagee will account to Mortgagor for any surplus realized on such disposition and Mortgagor shall remain liable for any deficiency. All rights and remedies under this Mortgage are subject to applicable law.
The remedies of Mortgagee hereunder are cumulative and the exercise of any one or more of the remedies provided for herein or under the Code shall not be construed as a waiver of any of the other remedies of Mortgagee so long as any part of Mortgagor’s obligations remains unsatisfied.

All rights of Mortgagee in, to and under this Mortgage and in and to the Personal Property shall pass to and may be exercised by any assignee thereof. Mortgagor agrees that if Mortgagee gives notice to Mortgagor of an assignment of said rights, upon such notice the liability of Mortgagor to the assignee shall be immediate and absolute.
Mortgagor will not set up any claim against Mortgagee as a defense, counterclaim or setoff to any action brought by any such assignee for the unpaid balance owed hereunder or for possession of the Personal Property, provided that Mortgagor shall not waive hereby any right of action to the extent that waiver thereof is expressly made unenforceable under applicable law.
25. Rights Cumulative. Each right, power and remedy conferred upon Mortgagee hereunder is cumulative and in addition to every other right, power or remedy, express or implied, given now or hereafter existing, at law or in equity, and each and every right, power and remedy so existing may be exercised from time to time as often and in such order as may be deemed expedient by Mortgagee, and the exercise or the beginning of the exercise of one right, power or remedy shall not be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission of Mortgagee in the exercise of any right, power or remedy shall impair any such right, power or remedy, or be construed to be a waiver of any default or acquiescence therein.
26. Successors and Assigns. This Mortgage and each and every covenant, agreement and other provision hereof shall be binding upon Mortgagor and its successors and assigns, including each and every from time to time record owner of the Premises or any other person having an interest therein, and shall inure to the benefit of Mortgagee and its successors and assigns.
27. Provisions Severable. The unenforceability or invalidity of any provisions hereof shall not render any other provisions herein contained unenforceable or invalid.
28. Waiver of Defense. Actions for the enforcement of the lien or any provision hereof shall not be subject to any defense which would not be good and available to the party interposing the same in an action at law upon the Loan Agreement, and all such defenses are hereby waived by Mortgagor.
29. Captions and Pronouns. The captions and headings of the various sections of this Mortgage are for convenience only, and are not to be construed as confining or limiting in any way the scope or intent of the provisions hereof. Whenever the context requires or permits, the singular shall include the plural, the plural shall include the singular and the masculine, feminine and neuter shall be freely interchangeable.

30. Addresses and Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
If to Mortgagee:
Credit Suisse AG, Cayman Islands Branch,
as Administrative Agent and Collateral Agent
One Madison Avenue
New York, New York 10010
Facsimile No.: (212) 322-2291
with a copy (which shall not constitute notice) to:
Proskauer Rose llp
2049 Century Park East
Suite 3200
Los Angeles, California 90067
Attention: Neil Cummings, Esq.
Facsimile No. (310) 557-2193
If to Mortgagor:
Rentech Energy Midwest Corporation
10877 Wilshire Blvd., Suite 710
Los Angeles, California 90024
Facsimile No.: (310) 208-7165
All notices and other communications given to any party hereto in accordance with the provisions of this Mortgage shall be deemed to have been given on the date of receipt, if delivered by hand or overnight courier service or sent by fax, or on the date that is five (5) business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 30 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 30.
31. No Liability on Mortgagee. Notwithstanding anything contained herein, Mortgagee shall not be obligated to perform or discharge, and does not hereby undertake to perform or discharge, any obligation, duty or liability of Mortgagor, whether hereunder, under any of the leases affecting the Premises, under any contract relating to the Premises or otherwise, and Mortgagor shall and does hereby agree to indemnify and hold Mortgagee harmless of and from any and all liability, loss or damage which Mortgagee may incur under or with respect to any portion of the Premises or under or by reason of its exercise of rights hereunder; and any and all claims and demands whatsoever which may be asserted against it by reason of any alleged obligation or undertaking on its part to perform or discharge any of the terms, covenants or agreements contained in any of the contracts, documents or instruments affecting any portion of the Premises or affecting any rights of Mortgagor thereto. Mortgagee shall not have responsibility for the control, care, management or repair of the Premises or be responsible or liable for any negligence in the management, operation, upkeep, repair or control of the Premises resulting in loss or injury or death to any tenant, licensee, employee, stranger or other person. No liability shall be enforced or asserted against Mortgagee in its exercise of the powers herein granted to it, and Mortgagor expressly waives and releases any such liability. Should Mortgagee incur any such liability, loss or damage under any of the leases affecting the Premises or under or by reason hereof, or in the defense of any claims or demands, Mortgagor agrees to reimburse Mortgagee immediately upon demand for the full amount thereof, including costs, expenses and attorneys’ fees, and the amount thereof shall constitute Indebtedness Hereby Secured.

32. Mortgagee not a Joint Venturer or Partner. Mortgagor and Mortgagee acknowledge and agree that Mortgagee is not and in no event shall be deemed to be a partner or joint venturer with Mortgagor or any beneficiary of Mortgagor. Mortgagee shall not be deemed to be a partner or joint venturer on account of its becoming a mortgagee in possession or exercising any rights pursuant to this Mortgage or pursuant to any other instrument or document evidencing or securing any of the Indebtedness Secured Hereby, or otherwise.
33. E.P.A. Compliance. Mortgagor covenants that the buildings and other improvements constructed on, under or above the subject real estate will be used and maintained in accordance with the applicable state or federal environmental protection agency regulations as set forth in the Loan Agreement.
34. Subsequent Loan Disbursements. This Mortgage is given to secure and shall be a valid lien as to all the Indebtedness Hereby Secured and secures presently existing Indebtedness Hereby Secured and future Indebtedness Hereby Secured, if any, as it arises under the Loan Agreement to the same extent as if such future Indebtedness Hereby Secured arose on the date of the execution of this Mortgage although the amount and character of the Indebtedness Hereby Secured may vary during the term of this Mortgage. This Mortgage is intended to and shall be valid and have priority over all subsequent liens and encumbrances, including statutory liens, except solely taxes levied on the Premises, to the extent of the amount of the Obligations, plus interest and any disbursements made pursuant to the Loan Agreement and Mortgage.
35. Furnishing of Financial Statements and Reports to Mortgagee. Mortgagor covenants and agrees that it will keep and maintain books and records of account, or cause books and records of account to be kept and maintained in which full, true and correct entries shall be made of all dealings and transactions relative to the Premises, which books and records of account shall, at reasonable times and on reasonable notice, be open to the inspection of Mortgagee and its accountants and other duly authorized representatives. Such books of record and account shall be kept and maintained either:
(a) in accordance with generally accepted accounting principles consistently applied; or
(b) in accordance with a cash basis or other recognized comprehensive basis of accounting consistently applied.
Mortgagor covenants and agrees to furnish or cause to be furnished to Mortgagee financial statements of Mortgagor as set forth in the Loan Agreement.
36. UCC Financing Statement/Fixture Filing. This Mortgage is intended to be a UCC Financing Statement/fixture filing within the purview of Section 9-502(c) of the Code with respect to the collateral and the goods described herein, which goods are and may become fixtures relating to the Premises. The addresses of Mortgagor as Debtor and Mortgagee as Secured Party are as set forth in Section 30. This Mortgage is to be filed for record with the Recorder of Deeds of the county or counties where the Premises are located. A photographic or other reproduction of this instrument or any other financing statement relating to this instrument shall be sufficient as a financing statement.

37. Jury Waiver. Mortgagor knowingly, voluntarily and intentionally waives irrevocably the right it may have to trial by jury with respect to any legal proceeding based hereon, or arising out of, under or in connection with the Loans, the Indebtedness Hereby Secured, or the Premises, or any agreement executed or contemplated to be executed in conjunction herewith or any course of conduct or course of dealing in which Mortgagee and Mortgagor are adverse parties. This provision is a material inducement for Mortgagee in granting any financial accommodation to Mortgagor.
38. Submission to Jurisdiction. Mortgagor hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Chicago, Illinois, or New York, New York, over any action or proceeding based hereon and Mortgagor hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such state or federal court. Mortgagor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Mortgagor agrees that a final judgment in any such action or proceeding, shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.
Mortgagor agrees not to institute any legal action or proceeding in connection with the Loans, the other Obligations, the Indebtedness Hereby Secured or this Mortgage against Mortgagee or the directors, officers, employees, agents or property thereof, in any court other than the one hereinabove specified. Nothing in this Section shall affect the right of Mortgagee to serve legal process in any other manner permitted by law or affect the right of Mortgagee to bring any action or proceeding against Mortgagor or its property in the courts of any other jurisdictions.
39. Inconsistent Terms. To the extent any of the terms of this Mortgage are inconsistent with or contradict the terms of the Loan Agreement, the terms of the Loan Agreement shall govern.
40. USA Patriot Act. Mortgagor represents and warrants to Mortgagee that neither Mortgagor nor any affiliate is identified in any list of known or suspected terrorists published by any United States government agency (collectively, as such lists may be amended or supplemented from time to time, referred to as the “Blocked Persons Lists”) including, without limitation, (a) the annex to Executive Order 13224 issued on September 23, 2001, and (b) the Specially Designated Nationals List published by the Office of Foreign Assets Control.
Mortgagor covenants to Mortgagee that if it becomes aware that it or any affiliate is identified on any Blocked Persons List, Mortgagor shall immediately notify Mortgagee in writing of such information. Mortgagor further agrees that in the event it or any Affiliate (as defined in the Loan Agreement) is at any time identified on any Blocked Persons List, such event shall be an Event of Default, and shall entitle Mortgagee to exercise any and all remedies provided in any Loan Document or otherwise permitted by law. In addition, Mortgagee may immediately contact the Office of Foreign Assets Control and any other government agency Mortgagee deems appropriate in order to comply with its obligations under any law, regulation, order or decree regulating or relating to terrorism and international money laundering. Upon the occurrence of such Event of Default, Mortgagee will forbear enforcement of its rights and remedies during such time as (1) the person (“Person”) identified in a Blocked Persons List is contesting in good faith by appropriate legal proceedings such Person’s inclusion in a Blocked Persons List and (2) Mortgagee determines, in its sole and absolute discretion, that such forbearance will not adversely affect title to, the condition or value of, or any lien in favor of Mortgagee and encumbering, any part of the Premises (as defined in the Mortgages) or otherwise adversely impact the ability of any Person to perform such Person’s obligations under or with respect to any Loan Document.

41. Certain Matters Relating to Property located in the State of Illinois. With respect to the Premises which is located in the State of Illinois, notwithstanding anything contained herein to the contrary:
a. Compliance with Illinois Mortgage Foreclosure Law. With respect to the Illinois Mortgage Foreclosure Law (735 ILCS 5/15-1101 et seq., as amended) (the “IMFL”), Mortgagor agrees and covenants that:
i. If any provision in this Mortgage is determined to be inconsistent with any provision of the IMFL, the provisions of the IMFL shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provisions of this Mortgage that can be construed in a manner consistent with the IMFL.
ii. If any provision of this Mortgage shall grant to Mortgagee any rights or remedies upon an Event of Default which are more limited than the rights that would otherwise be vested in Mortgagee under the IMFL in the absence of such provision, Mortgagee shall be vested with the rights granted in the IMFL to the full extent permitted by law.
iii. Without limiting the generality of the foregoing, all expenses incurred by Mortgagee to the extent reimbursable under Sections 15-1510 and 15-1512 of the IMFL, whether incurred before or after any decree or judgment of foreclosure, and whether enumerated in this Mortgage, shall be added to the Indebtedness Hereby Secured or by the judgment of foreclosure.
iv. Mortgagor and Mortgagee shall have the benefit of all of the provisions of the IMFL, including all amendments thereto which may become effective from time to time after the date hereof. In the event any provision of the IMFL which is specifically referred to herein may be repealed, Mortgagee shall have the benefit of such provision as most recently existing prior to such repeal, as though the same were incorporated herein by express reference;
v. If Mortgagee shall incur or expend any sums, including a reasonable attorney fee, whether or not in connection with any action or proceeding to sustain the lien of this Mortgage or its priority, enforce the Mortgage or to protect or enforce any of Mortgagee’s right’s hereunder, including any sums to preserve, maintain, repair, restore or rebuild the improvements upon the Premises, or to recover any indebtedness secured hereby, or on account of its being a Lender or its making the loans evidenced by the Loan Agreement, all such sums shall become immediately due and payable by Mortgagor with interest thereon at the Default Rate. All such sums shall be secured by this Mortgage and be a lien on the Premises prior to any right, title, interest, or claim, in, to, or upon, the Premises attaching or accruing subsequent to the lien of this Mortgage. Without limitation of the generality of the foregoing, in any suit to foreclose the lien hereof, there shall be allowed and included as additional Indebtedness Hereby Secured in the decree for sale all costs and expenses which may be paid or incurred by or on behalf of Mortgagee or the Secured Parties for reasonable attorney fees, appraisers’ fees, receivers’ costs and expenses, insurance, taxes, outlays for documentary and expert evidence, costs for preservation of the Premises, stenographer’s charges, publication cost and costs of procuring all abstracts of title, title searches and examinations, guarantee policies, Certificates of Title issued by the Registrar of Titles (Torrens Certificates), and similar data and assurances with respect to title as Mortgagee or the Lenders as holders of the Loans may deem to be reasonably necessary either to prosecute such suit or to evidence to bidders at any sale which may be had pursuant to such decree, the true condition of the title to or the value of the Premises or for any other reasonable purpose. The amount of any such costs and expenses which may be paid or incurred after the decree for sale is entered may be estimated and the amount of such estimate may be allowed and included as additional indebtedness secured hereby in the decree for sale.
Additionally, all advances, disbursements and expenditures made or incurred by Mortgagee before and during a foreclosure, and before and after judgment of foreclosure, and at any time prior to sale and, where applicable, after sale, and during the pendency of any related proceedings, for the following purposes, in addition to those otherwise authorized by the Mortgage, or the Loan Agreement or by the IMFL (collectively “Protective Advances”), shall have the benefit of all applicable provisions of the IMFL, including those provisions of the IMFL herein below referred to, to the extent permitted by law:
1. all advances by Mortgagee in accordance with the terms of the Mortgage or the Loan Agreement to: (i) preserve, maintain, repair, restore or rebuild the improvements upon the Premises; (ii) preserve the lien of the Mortgage or the priority thereof; or (iii) enforce the Mortgage, as referred to in Subsection (b) (5) of Section 5/15-1302 of the IMFL;
2. payments by Mortgagee of (i) principal, interest or other obligations in accordance with the terms of any senior mortgage or other prior lien or encumbrances; (ii) real estate taxes and assessments, general and special, and all other taxes and assessments of any kind or nature whatsoever which are assessed or imposed upon the Premises or any part thereof; (iii) other obligations authorized by the Mortgage; or (iv) with court approval, any other amounts in connection with other liens, encumbrances or interests reasonably necessary to preserve the status of title, as referred to in Section 5/15-1505 of the IMFL;
3. advances by Mortgagee in settlement or compromise of any claims asserted by claimants under senior mortgages or any other prior liens;
4. attorneys’ fees and other costs incurred: (i) in connection with the foreclosure of the Mortgage as referred to in Section 5/15-1504(d)(2) and 5/15-1510 of the IMFL; (ii) in connection with any action, suit or proceeding brought by or against Mortgagee for the enforcement of the Mortgage or arising from the interest of Mortgagee hereunder; or (iii) in preparation for or in connection with the commencement, prosecution or defense of any other action related to the Mortgage or the Premises;
5. Mortgagee’s fees and costs, including attorneys’ fees, arising between the entry of judgment of foreclosure and the confirmation hearings as referred to in Section 5/15-1508 (b) (1) of the IMFL;

6. expenses deductible from proceeds of sale as referred to in Section 5/15-1512 (a) and (b) of the IMFL; and
7. expenses incurred and expenditures made by Mortgagee for any one or more of the following: (i) if the Premises or any portion thereof constitutes one or more units under a condominium declaration, assessments imposed upon the unit owner thereof; (ii) if Mortgagor’s interest in the Premises is a leasehold estate under a lease or sublease, rentals or other payments required to be made by the lessee under the terms of the lease or sublease; (iii) premiums for casualty and liability insurance paid by Mortgagee whether or not Mortgagee or a receiver is in possession, if reasonably required in reasonable amounts, and all renewals thereof, without regard to the limitation to maintaining of existing insurance in effect at the time any receiver or mortgagee takes possession of the Premises imposed by Section 5/15-1704 (c) (1) of the IMFL; (iv) repair or restoration of damage or destruction in excess of available insurance proceeds or condemnation awards; (v) payments deemed by Mortgagee to be required for the benefit of the Premises or required to be made by the owner of the Premises under any grant or declaration of easement, easement agreement, agreement with any adjoining land owners or instruments creating covenants or restrictions for the benefit of or affecting the Premises; (vi) shared or common expense assessments payable to any association or corporation in which the owner of the Premises is a member in any way affecting the Premises; (vii) if the loan secured hereby is a construction loan, costs incurred by Mortgagee for demolition, preparation for and completion of construction, as may be authorized by the applicable commitment, loan agreement or other agreement; (viii) payments required to be paid by Mortgagor or Mortgagee pursuant to any lease or other agreement for occupancy of the Premises; (ix) operating deficits incurred by Mortgagee in possession or reimbursed by Mortgagee to any receiver; (x) all costs and fees incurred to obtain an environmental assessment relating to the Premises; and (xi) if the Mortgage is insured, payment of FHA or private mortgage insurance required to keep such insurance in force;
b. Waiver of Statutory Rights. Mortgagor acknowledges that the transaction of which this Mortgage is a part is a transaction which does not include either agricultural real estate (as defined in Section 15-1201 of the IMFL), or residential real estate (as defined in Section 15-1219 of the IMFL), and to the full extent permitted by law, voluntarily and knowingly waives Mortgagor’s rights AND THE RIGHTS OF EACH AND EVERY PERSON ACQUIRING AN INTEREST IN OR TITLE TO THE PROPERTY OF ANY NATURE WHATSOEVER SUBSEQUENT TO THE DATE OF THIS MORTGAGE to reinstatement and redemption as allowed under Section 15-1601(b) of the IMFL, and to the full extent permitted by law, the benefits of all present and future valuation, appraisement, homestead, exemption, stay, redemption and moratorium laws under any state or federal law.
c. Maximum Amount Secured. Mortgagor and Mortgagee intend that this Mortgage shall secure not only sums advanced as of the date hereof but also all advances provided for in the Loan Documents; provided however that the maximum amount secured by this Mortgage shall in no event exceed $125,000,000.00.
d. Maturity Date. The maturity date of the Loans is June 10, 2016.

e. Mortgagee-in-Possession. In addition to any provision of this Mortgage authorizing Mortgagee to take or be placed in possession of the Premises, or for the appointment of a receiver, Mortgagee shall have the right, in accordance with Sections 5/15-1701 and 5/15-1702 of the IMFL, to be placed in possession of the Premises or at its request to have a receiver appointed, and such receiver, or Mortgagee, if and when placed in possession, shall have, in addition to any other powers provided in this Mortgage, all powers, immunities and duties as provided for in Sections 2/15-1701 and 5/15-1703 of the IMFL).
f. Collateral Protection Act. Pursuant to the terms of the Collateral Protection Act (815 ILCS 180/1 et seq.), Mortgagor is hereby notified that unless Mortgagor provides Mortgagee with evidence of the insurance coverage required by this Mortgage, Mortgagee may purchase insurance at Mortgagee’s expense to protect Mortgagor’s interests in the Premises, which insurance may, but need not, protect the interests of Mortgagor. The coverage purchased by Mortgagee may not pay any claim made by Mortgagor or any claim made against Mortgagor in connection with the Premises. Mortgagor may later cancel any insurance purchased by Mortgagee, but only after providing Mortgagee with evidence that Mortgagor has obtained the insurance as required hereunder. If Mortgagee purchases insurance, Mortgagor will be responsible for the costs of such insurance, including interest and any other charges imposed in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the total obligation secured hereby. The costs of such insurance may be greater than the cost of insurance Mortgagor may be able to obtain for itself.
g. Business Loan. The proceeds of the Loans secured hereby referred to herein shall be used solely for business purposes and in furtherance of the regular business affairs of Mortgagor, and the entire principal obligation secured by this Mortgage constitutes (i) a “business loan” as that term is defined in, and for all purposes of, 815 ILCS 205/4 (1) (c), and (ii) a “loan secured by a mortgage on real estate” within the purview and operation of 815 ILCS 205/4(1)(l).
h. Interest. The Loans bear interest at variable rates determined in accordance with the terms and conditions of the Loan Agreement.
i. Release. These presents are upon the express condition that, if Mortgagor shall pay to Mortgagee in cash the full amount of the Indebtedness Hereby Secured (other than contingent indemnification obligations in respect of which no claim has been asserted by the person or entity entitled thereto) at the time and in the manner provided in the Loan Agreement and this Mortgage, the lien hereof shall be released.
j. Governing Law. ALL MATTERS RELATING TO THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN OF THIS MORTGAGE SHALL BE CONSTRUED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, AND ALL OTHER MATTERS SHALL BE CONSTRUED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, Mortgagor has caused these presents to be executed and delivered on June  9, 2011.

RENTECH ENERGY MIDWEST CORPORATION, a Delaware corporation

By:	/s/ John A. Ambrose
Its:	President

Attest:	/s/ Brian Houtakker
Its:	Manager—Internal Audit & Spec. Projects

STATE OF ILLINOIS	)
	)	ss:
COUNTY OF JO DAVIESS	)
On  June 9, 2011  before me, Jon D. Davis, Notary Public, personally appeared  John A. Ambrose, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of Illinois that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Jon D. Davis
Notary Public
[Seal]

EXHIBIT A
REAL ESTATE
PARCEL 1:
Lot 2 in Block 1, Lot 2 in Block 2, Lot 1 in Block 3, Lot 1 in Block 4, all of Block 5 and Lot 1 in Block 6 of Apple River Chemical Company Subdivision, as located in Section 12, Township 28 North, Range 2 West of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois; according to the Plat thereof recorded December 8, 1970 in Book 3 of Plats, pages 82 and 83; EXCEPTING THEREFROM: That portion of Lot 1 in Block 4 of said Apple River Chemical Company Subdivision, described as follows: Beginning at the Southeast corner of said Lot 1; thence South 89 degrees 16 minutes 30 seconds West, 313.62 feet along the Southerly line of said Lot 1 to the beginning of a 2894.93 foot radius non-tangent chord definition curve concave Southwesterly; thence Northwesterly 28.29 feet along said curve with a chord bearing North 58 degrees 9 minutes 46 seconds West, 28.29 feet; thence North 58 degrees 26 minutes 33 seconds West, 467.62 feet; thence North 12 degrees 40 minutes 11 seconds West, 447.55 feet; thence North 2 degrees 27 minutes 1 second East, 222.20 feet; thence North 12 degrees 3 minutes 9 seconds East, 189.17 feet; thence North 23 degrees 47 minutes 5 seconds East, 234.04 feet to the Northerly line of said Lot 1; thence North 89 degrees 28 minutes 54 seconds East, 682.04 feet along said Northerly line to the Northeast corner of said Lot 1; thence South 0 degrees 23 minutes 4 seconds East, 1319.70 feet to the point of beginning.
TOGETHER WITH:
The Northeast Quarter of the Southeast Quarter of Section 12, Township 28 North, Range 2 West of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois; EXCEPTING THEREFROM: That portion of the Northeast Quarter of the Southeast Quarter of said Section 12, described as follows: Beginning at the Northeast corner of said Northeast Quarter of the Southeast Quarter; thence South 89 degrees 34 minutes 27 seconds West, 682.03 feet along the Northerly line of said Northeast Quarter of the Southeast Quarter; thence South 0 degrees 5 minutes 36 seconds West, 1324.50 feet, parallel with the Easterly line of said Northeast Quarter of the Southeast Quarter to the Southerly line of said Northeast Quarter of the Southeast Quarter; thence North 89 degrees 28 minutes 54 seconds East, 682.04 feet along said Southerly line to the Southeast corner of said Northeast Quarter of the Southeast Quarter; thence North 0 degrees 5 minutes 36 seconds East, 1323.39 feet to the point of beginning.

PARCEL 2:
Easement for ingress and egress and water main usage and maintenance to water well for benefit of Parcel 1, as created by Water Well Road and Necessary Utilities Easement dated November 16, 1970 and recorded November 23, 1970 as Document No. 121914 in Miscellaneous Record Book 5, page 661, in, under and across the following described property:
Commencing at the Southeast corner of Section 2, Township 28 North, Range 2 West of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois; thence North 89 degrees 22 minutes 57 seconds West, 896.16 feet along the Southerly line of the Southeast Quarter of said Section 2 to the centerline of the west bound main track of the Canadian National/Illinois Central Railroad; thence North 33 degrees 12 minutes 14 seconds West, 865.13 feet along said centerline; thence North 89 degrees 49 minutes 47 seconds East, 59.64 feet to the Northeasterly right of way line of said Railroad, and the point of beginning of the centerline of a continuous 160 foot wide easement located between said right of way line and the Southerly line of Lot 2 of Block 6 of Apple River Chemical Company Subdivision in Section 12, Township 28 North, Range 2 West of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois; thence continuing North 89 degrees 49 minutes 47 seconds East, 67.32 feet; thence South 33 degrees 16 minutes 37 seconds East, 479.72 feet; thence South 61 degrees 05 minutes 07 seconds East, 434.23 feet; thence South 53 degrees 58 minutes 07 seconds East, 126.41 feet; thence South 35 degrees 32 minutes 07 seconds East, 216.88 feet; thence South 24 degrees 32 minutes 37 seconds East, 50.00 feet; thence South 36 degrees 50 minutes 37 East, 50.00 feet; thence South 46 degrees 20 minutes 07 seconds East, 50.00 feet; thence South 47 degrees 21 minutes 37 seconds East, 100.00 feet; thence South 46 degrees 49 minutes 37 seconds East, 50.00 feet; thence South 44 degrees 00 minutes 37 seconds East, 50.00 feet; thence South 38 degrees 02 minutes 37 seconds East, 50.00 feet; thence South 33 degrees 19 minutes 07 seconds East, 50.00 feet; thence South 39 degrees 05 minutes 37 seconds East, 50.00 feet; thence South 49 degrees 03 minutes 37 seconds East, 50.00 feet; thence South 56 degrees 58 minutes 37 seconds East, 50.00 feet; thence South 58 degrees 26 minutes 37 seconds East, 50.00 feet; thence South 56 degrees 34 minutes 07 seconds East, 50.00 feet; thence South 52 degrees 37 minutes 37 seconds East, 50.00 feet; thence South 50 degrees 19 minutes 37 seconds East, 100.00 feet; thence South 53 degrees 04 minutes 59 seconds East, 102.22 feet to the point of termination of said easement, being on the Southerly line of said Lot 2 of Block 6.
PARCEL 3:
Easement for ingress and egress for benefit of Parcel 1, as created by Roadway Easement dated November 16, 1970 and recorded November 23, 1970 as Document No. 121917 in Miscellaneous Record Book 5, page 674, over and across the following described property:
Commencing at the Northwest corner of Section 1, Township 28 North, Range 2 West of the Fourth Principal Meridian Menominee Township, Jo Daviess County, Illinois; thence South 00 degrees 16 minutes 36 seconds West, 419.63 feet along the Westerly line of the Northwest Quarter of said Section 1, to the centerline of the Eastbound lane of U.S. Highway 20; thence North 75 degrees 05 minutes 57 seconds East, 1024.74 feet along said centerline; thence South 03 degrees 39 minutes 23 seconds East, 43.58 feet to a point on the Southerly right of way line of said U.S. Highway 20, said line also being the Northerly line of Lot 1 of “Clarence Ricke Farm” in Section 1, Township 28 North, Range 2 West of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois, said point being the point of beginning of the centerline of a continuous 100 feet wide easement for roadway purposes; thence continuing South 03 degrees 39 minutes 23 seconds East, 138.68 feet to the beginning of 238.73 foot radius tangent curve concave Easterly; thence Southerly 82.33 feet along said curve with a chord bearing South 13 degrees 32 minutes 12 seconds East, 81.93 feet; thence South 23 degrees 25 minutes 00 seconds East, 6.52 feet along tangent to the beginning of a 238.73 foot radius tangent curve concave Westerly; thence Southerly 85.83 feet along said curve with a chord bearing South 13 degrees 07 minutes 03 seconds East, 85.36 feet; thence South 02 degrees 49 minutes 06 seconds East, 917.02 feet to the beginning of a 1909.86 foot radius tangent curve concave Easterly; thence Southerly 637.34 feet along said curve with a chord bearing South 12 degrees 22 minutes 42 seconds East, 634.38 feet; thence South 21 degrees 56 minutes 18 seconds East, 782.26 feet along tangent to the beginning of a 1909.86 foot radius tangent curve concave Westerly; thence Southerly 1006.94 feet along said curve with a chord bearing South 06 degrees 50 minutes 04 seconds East, 995.31 feet; thence South 08 degrees 16 minutes 11 seconds West, 1085.49 feet along tangent to the beginning of a 1909.86 foot radius tangent curve concave Easterly; thence Southerly 1336.11 feet along said curve with a chord bearing South 11 degrees 46 minutes 19 seconds East, 1309.03 feet to the point of termination of said easement being on the Southerly line of Lot 2 of Block 6 of Apple River Chemical Company Subdivision in Section 12, Township 28 North, Range 2 West of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois.

PARCEL 4:
Swale Easement for the benefit of Parcel 1, for maintaining natural drainage from the outfall of the settling ponds of the Little Menominee River granted by Apple River Chemical Company to St. Paul Ammonia Products, Inc., dated November 16, 1970 and recorded November 23, 1970 in Book 5 of Miscellaneous Records, page 666, upon, along and across the following property in Jo Daviess County, Illinois: Fifty feet on either side of the centerline of the existing swale and watershed which runs in a Southeasterly direction through the Southwest Quarter of Section 7 and the North Half of Section 18, Township 28 North, Range 1 West of the Fourth Principal Meridian to its junction with the Little Menominee River, and being more particularly described as follows:
Commencing at the Southwest corner of the Southwest Quarter of Section 7, Township 28 North, Range 1 West of the Fourth Principal Meridian, Jo Daviess County, Illinois; thence North 00 degrees 55 minutes 05 seconds East, 231.63 feet along the Westerly line of the Southwest Quarter of said Section 7 to the point of beginning; thence continuing North 00 degrees 55 minutes 05 seconds East, 136.74 feet along said Westerly line; thence South 47 degrees 55 minutes 05 seconds East, 704.99 feet; thence South 28 degrees 55 minutes 05 seconds East, 536.11 feet; thence South 76 degrees 55 minutes 05 seconds East, 397.43 feet; thence South 33 degrees 55 minutes 05 seconds East, 350.00 feet; thence South 76 degrees 55 minutes 05 seconds East, 464.03 feet; thence South 08 degrees 55 minutes 05 seconds East, 314.53 feet; thence South 50 degrees 55 minutes 05 seconds East, 222.76 feet; thence South 29 degrees 04 minutes 55 seconds West, 148.49 feet; thence South 52 degrees 55 minutes 05 seconds East, 428.82 feet; thence North 69 degrees 04 minutes 55 seconds East, 151.15 feet; thence South 50 degrees 55 minutes 05 seconds East, 120.40 feet to the Easterly line of the Northwest Fractional Quarter of Section 18, Township 28 North, Range 1 West of the Fourth Principal Meriden, Jo Daviess County, Illinois; thence continuing South 50 degrees 55 minutes 05 seconds East, 408.47 feet; thence South 39 degrees 04 minutes 55 seconds West, 100.00 feet; thence North 50 degrees 55 minutes 05 seconds West, 328.70 feet to said Easterly line of the Northwest Fractional Quarter of Section 18; thence continuing North 50 degrees 55 minutes 05 seconds West, 142.43 feet; thence South 69 degrees 04 minutes 55 seconds West, 148.85 feet; thence North 52 degrees 55 minutes 05 seconds West, 571.18 feet; thence North 29 degrees 04 minutes 55 seconds East, 151.51 feet; thence North 50 degrees 55 minutes 05 seconds West, 177.24 feet; thence North 08 degrees 55 minutes 05 seconds West, 285.47 feet; thence North 76 degrees 55 minutes 05 seconds West, 435.97 feet; thence North 33 degrees 55 minutes 05 seconds West, 350.00 feet; thence North 76 degrees 55 minutes 05 seconds West, 402.57 feet; thence North 28 degrees 55 minutes 05 seconds West, 563.89 feet; thence North 47 degrees 55 minutes 05 seconds West, 595.01 feet to the point of beginning.

PARCEL 5: Track 1 Main Spur
An easement for the benefit of Parcel 1 as granted by Easement Agreement dated January 15, 2007 and recorded January 17, 2007 as Document No. 332913 over and across the following described property:
A continuous 60.00 foot wide tract of land in the North Half of Section 13, Township 28 North, Range 2 West, and in the Northwest Fractional Quarter of Section 18, Township 28 North, Range 1 West, of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois, described as follows: Commencing at the Northeast corner of said North Half of Section 13; thence South 89 degrees 16 minutes 30 seconds West, 313.62 feet along the Northerly line of said North Half to the point of beginning and the beginning of a 2894.93 foot radius non-tangent chord definition curve concave Southwesterly; thence Southeasterly 691.32 feet along said curve with a chord bearing South 51 degrees 2 minutes 29 seconds East, 689.68 feet; thence South 44 degrees 12 minutes 1 second East, 367.31 feet along tangent to the beginning of a 1880.08 foot radius tangent chord definition curve concave Northeasterly; thence Southeasterly 1207.46 feet along said curve with a chord bearing South 62 degrees 35 minutes 57 seconds East, 1186.81 feet; thence South 80 degrees 59 minutes 52 seconds East, 437.51 feet along tangent to the beginning of a 592.47 foot radius tangent chord definition curve concave Southwesterly; thence Southeasterly 930.02 feet along said curve with a chord bearing South 36 degrees 1 minute 41 seconds East, 837.43 feet; thence South 8 degrees 56 minutes 31 seconds West, 24.42 feet along tangent to the beginning of a 573.66 foot radius tangent chord definition curve concave Westerly; thence Southwesterly 234.44 feet along said curve with a chord bearing South 20 degrees 38 minutes 58 seconds West, 232.81 feet to the beginning of a 449.06 foot radius chord definition compound curve concave Northwesterly; thence Southwesterly 266.90 feet along said curve with a chord bearing South 49 degrees 23 minutes 2 seconds West, 262.99 feet to the Northeasterly right of way line of the Canadian National/Illinois Central Railroad; thence North 71 degrees 4 minutes 1 second West, 98.98 feet along said right of way line, non-tangent to the last described curve, to the beginning of a 389.06 foot radius non-tangent chord definition curve concave Northwesterly; thence Northeasterly 304.63 feet along said curve with a chord bearing North 54 degrees 47 minutes 16 seconds East, 296.91 feet to the beginning of a 513.66 foot radius chord definition compound curve concave Westerly; thence Northeasterly 209.92 feet along said curve with a chord bearing North 20 degrees 38 minutes 58 seconds East, 208.45 feet; thence North 8 degrees 56 minutes 31 seconds East, 24.42 feet along tangent to the beginning of 532.47 foot radius tangent chord definition curve concave Southwesterly; thence Northwesterly 835.84 feet along said curve with a chord bearing North 36 degrees 1 minute 41 seconds West, 752.62 feet; thence North 80 degrees 59 minutes 52 seconds West, 437.51 feet along tangent to the beginning of a 1940.08 foot radius tangent chord definition curve concave Northeasterly; thence Northwesterly 1245.99 feet along said curve with a chord bearing North 62 degrees 35 minutes 57 seconds West, 1224.69 feet; thence North 44 degrees 12 minutes 1 second West, 367.31 feet along tangent to the beginning of a 2834.93 foot radius tangent chord definition curve concave Southwesterly; thence Northwesterly 704.69 feet along said curve with a chord bearing North 51 degrees 19 minutes 17 seconds West, 702.88 feet; thence North 58 degrees 26 minutes 33 seconds West, 66.47 feet along tangent to said Northerly line of the North Half of Section 13; thence North 89 degrees 16 minutes 30 seconds East, 112.08 feet to the point of beginning.

TOGETHER WITH:
A tract of land in Lot 2 in Block 4 of Apple River Chemical Company Subdivision, as located in Section 12, Township 28 North, Range 2 West of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois; according to the Plat thereof recorded December 8, 1970 in Book 3 of Plats, pages 82 and 83; described as follows: Commencing at the Southeast corner of said Block 4, being also the Southeast corner of said Section 12; thence South 89 degrees 16 minutes 30 seconds West, 322.90 feet along the Southerly line of said Block 4 to the point of beginning, being the Southeast corner of said Lot 2; thence continuing South 89 degrees 16 minutes 30 seconds West, 102.80 feet along the Southerly line of said Lot 2; thence North 58 degrees 26 minutes 33 seconds West, 1400.86 feet to the beginning of a 2322.01 foot radius tangent chord definition curve concave Northeasterly; thence Northwesterly 805.51 feet along said curve with a chord bearing North 48 degrees 30 minutes 16 seconds West, 801.48 feet; thence North 38 degrees 33 minutes 59 seconds West, 56.13 feet along tangent to the Northerly line of said Lot 2; thence North 89 degrees 41 minutes 22 seconds East, 70.87 feet along said Northerly line to the Northwest corner of Lot 1 of said Block 4; thence South 39 degrees 27 minutes 48 seconds East, 95.31 feet along the Southwesterly line of said Lot 1; thence South 41 degrees 57 minutes 29 seconds East, 100.13 feet along said Southwesterly line; thence South 44 degrees 20 minutes 19 seconds East, 99.94 feet along said Southwesterly line; thence South 46 degrees 54 minutes 42 seconds East, 100.00 feet along said Southwesterly line; thence South 49 degrees 22 minutes 31 seconds East, 100.00 feet along said Southwesterly line; thence South 51 degrees 57 minutes 27 seconds East, 99.91 feet along said Southwesterly line; thence South 54 degrees 29 minutes 53 seconds East, 99.89 feet along said Southwesterly line; thence South 57 degrees 05 minutes 54 seconds East, 99.99 feet along said Southwesterly line; thence South 58 degrees 26 minutes 47 seconds East, 1491.14 feet along said Southwesterly line to the point of beginning.